Exhibit 10.4
COLUMBUS McKINNON CORPORATION THRIFT 401(K) PLAN
AMENDMENT NO. 15 OF THE 1998 PLAN RESTATEMENT

Columbus McKinnon Corporation (the "Corporation") hereby amends the Columbus McKinnon Corporation Thrift 401(K) Plan (the "Plan"), as amended and restated in its entirety effective January 1, 1998, and as further amended by Amendment Nos. 1 through 14, as permitted under Section 14.1 of the Plan, as follows:

1.           Section 3.2, entitled “Matching Contributions,” is amended effective January 31, 2009 by changing Section 3.2(b) to read as follows:

(b)           Amount and Allocation of Contribution
.  The Matching Contribution required to be made on behalf of a Participant under Section 3.2(a) shall be an amount equal to 50 percent of the Salary Reduction Contributions made on behalf of the Participant during Plan Years ending before 2009 and during the first two months of  2009.  Matching Contributions made with respect to Salary Reduction Contributions made during the first two months of 2009 shall not exceed 3.0 percent of the Participant’s Base Pay for such months.  Beginning March 1, 2009, Matching Contributions shall be made in such amount, or in no amount, as the Board of Directors may determine in its discretion from year to year.  Matching Contributions made with respect to the last ten months of 2009 and with respect to subsequent Plan Years shall be allocated among Participants in proportion to their respective Salary Reduction Contributions (but excluding Salary Reduction Contributions in excess of 6 percent of Base Pay) made during the last ten months of 2009 or subsequent Plan Year, as applicable.

WITNESS WHEREOF, this instrument of amendment has been executed by a duly authorized officer of the Corporation this 27th day of January, 2009.

COLUMBUS McKINNON CORPORATION

By        Karen L. Howard

Title     Vice President - Finance & CFO